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                                                                    EXHIBIT 5.1

                             BAKER & BOTTS, L.L.P.
                               2001 Ross Avenue
                              Dallas, Texas 75201

                                                              September 6, 1996

J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024-3698

Gentlemen:

  As set forth in the Registration Statement on Form S-4 (Registration No. 333-10397) (the "Registration Statement") filed by J. C. Penney Company, Inc., a Delaware corporation ("JCPenney"), under the Securities Act of 1933, as amended, relating to the issuance of up to 6,736,200 shares (the "Shares") of JCPenney's common stock of 50c par value per share ("JCPenney Common Stock"), the validity of the Shares is being passed upon for you by us. At your request this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

  As set forth in the Registration Statement, the distribution of the Shares will occur in connection with the consummation of the merger (the "Merger") of Beta Acquisition Corp., a New York corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into Fay's Incorporated, a New York corporation ("Fay's"), pursuant to the Agreement and Plan of Merger, dated as of August 5, 1996, and amended as of September 5, 1996 (the "Merger Agreement"), by and among JCPenney, Merger Sub and Fay's. The Merger Agreement provides that each issued and outstanding share of Common Stock of Fay's, of the par value of $.10 per share, shall be converted into the right to receive a specified fractional share of JCPenney Common Stock.

  In our capacity as your counsel in the connection referred to above, we have familiarized ourselves with (i) the Restated Certificate of Incorporation and the bylaws of JCPenney, each as amended to date; (ii) the Merger Agreement, in the form attached as Appendix I to the Proxy Statement/Prospectus forming a part of the Registration Statement; (iii) certain corporate records of JCPenney, including minutes of JCPenney as furnished to us by representatives of JCPenney; (iv) certificates of public officials and of representatives of JCPenney; and (v) statutes and other instruments and documents pertaining to JCPenney, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of public officials and representatives of JCPenney with respect to the accuracy of the material factual matters contained in such certificates.

  Based on our examination as aforesaid, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:

    1. JCPenney is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

    2. When the Merger has become effective in accordance with the terms of the Merger Agreement, the Shares to be distributed in connection with the Merger and as described in the Registration Statement will be duly authorized, validly issued, fully paid and nonassessable.

  The opinions set forth above are limited to matters governed by the General Corporation Law of the State of Delaware as in effect on the date hereof.
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J. C. Penney Company, Inc.          Page 2                    September 6, 1996

  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Proxy
Statement/Prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          /s/ Baker & Botts, L.L.P.

MAS/CET